Exhibit 99.1

COMPANY CONTACTS:

Diane Morefield

EVP & Chief Financial Officer

Strategic Hotels & Resorts

(312) 658-5740

Jonathan Stanner

Vice President, Capital Markets & Treasurer

Strategic Hotels & Resorts

(312) 658-5746

FOR IMMEDIATE RELEASE

WEDNESDAY, FEBRUARY 23, 2011

STRATEGIC HOTELS & RESORTS REPORTS FOURTH QUARTER AND

FULL YEAR 2010 RESULTS; SIGNIFICANT BALANCE SHEET

RESTRUCTURING CONTINUES

Company Enters Agreement to Sell Paris Marriott Champs Elysees

Strengthening Operating Fundamentals Drive Improved Performance

CHICAGO – February 23, 2011 – Strategic Hotels & Resorts (NYSE: BEE) today reported results for the fourth quarter and full year ended December 31, 2010. Additionally, the Company announced that it has entered into an agreement to sell its leasehold interest in the Paris Marriott Champs Elysees for total proceeds of €39.7 million (approximately $54.4 million).

Chief Executive Officer Laurence Geller remarked, “2010 was a pivotal and successful year for the Company. We consistently executed upon our stated strategy, resulting in the anticipated convergence of our key operating metrics which turned positive last spring. Moreover, we executed a number of well-timed, strategic initiatives that strengthened our balance sheet, including the $350 million secondary offering completed in May. Among the other accomplishments we achieved in 2010 was the continuance of our planned, methodical exit of Europe, highlighted by the December closing of the InterContinental Prague and the agreement to sell our interest in the Marriott Champs Elysees in Paris on attractive terms.

“In 2011, our competitive position is growing even stronger. Our unique portfolio of high-end properties are in excellent physical condition and are competing in markets where there is negligible new supply. We remain focused on aggressively pursuing the final stage of our disciplined balance sheet restructuring while simultaneously growing rate, occupancy, market share, and margins. Our strategy will continue to produce meaningful financial results and support our goal of providing exceptional shareholder returns,” concluded Geller.

Fourth Quarter Highlights

•

Comparable funds from operations (Comparable FFO) was a loss of $0.01 per diluted share compared with a loss of $0.05 per diluted share in the prior year period. Excluding a $5.7 million charge related to the Company’s long-term incentive compensation (Value Creation Plan or VCP), Comparable FFO was $0.03 per diluted share in the fourth quarter of 2010.

•

Comparable EBITDA was $28.7 million compared with $32.5 million in the prior year period. Excluding the $5.7 million charge related to the Company’s VCP, Comparable EBITDA totaled $34.5 million in the fourth quarter of 2010, a 6.2 percent increase between periods.

•

North American revenue per available room (RevPAR) increased 8.1 percent, driven by a 3.3 percentage point increase in occupancy and a 2.8 percent increase in average daily rate (ADR), compared to the fourth quarter 2009. Total revenue per available room (Total RevPAR) increased 8.7 percent with non-rooms revenue increasing by 9.3 percent between periods.

•

European RevPAR increased 5.0 percent (9.9 percent in constant dollars), driven by a 2.0 percentage point increase in occupancy and a 2.4 percent increase in ADR (7.2 percent increase in constant dollars) between periods. European Total RevPAR increased 1.0 percent in the fourth quarter over the prior year period (5.7 percent in constant dollars). The European portfolio excludes results from the InterContinental Prague, which was sold in the fourth quarter, and the Paris Marriott Champs Elysees which is currently under contract for sale.

•

North American EBITDA margins expanded 450 basis points compared to the fourth quarter of 2009. Excluding certain one-time property tax refunds received during the quarter and adjusting for cancellation fees, EBITDA margins expanded 210 basis points in the fourth quarter.

Full Year 2010 Highlights

•

Comparable FFO was a loss of $0.05 per diluted share compared with a loss of $0.30 per diluted share in the prior year period. Excluding a $12.6 million charge related to the Company’s VCP, Comparable FFO was $0.05 per diluted share for the full year 2010.

•

Comparable EBITDA was $119.4 million compared with $120.0 million in the prior year period. Excluding the $12.6 million charge related to the Company’s VCP, Comparable EBITDA was $132.0 million for the full year 2010, a 10.0 percent increase over the prior year.

•

North American RevPAR increased 4.7 percent, driven by a 2.2 percentage point increase in occupancy and a 1.2 percent increase in ADR, compared to the full year 2009. Total RevPAR increased 4.3 percent with non-rooms revenue increasing by 3.9 percent between years.

•

European RevPAR increased 12.1 percent (15.3 percent in constant dollars), driven by a 1.1 percentage point increase in occupancy and a 10.5 percent increase in ADR (13.6 percent increase in constant dollars) between periods. European Total RevPAR increased 7.8 percent in 2010 (10.8 percent in constant dollars). The European portfolio excludes results from the InterContinental Prague, which was sold in the fourth quarter, and the Paris Marriott Champs Elysees, which is currently under contract for sale.

•

North American EBITDA margins expanded 130 basis points compared to the full year 2009. Excluding certain one-time property tax refunds received during the fourth quarter and adjusting for cancellation fees, EBITDA margins expanded 200 basis points in 2010.

Other Financial Results

The Company reported fourth quarter and full year 2010 earnings results as follows:

•

Net loss attributable to common shareholders was $134.8 million, or $0.89 per diluted share, in the fourth quarter of 2010, compared with net loss attributable to common shareholders of $72.2 million, or $0.96 per diluted share, in the fourth quarter of 2009.

•

For the full year, net loss attributable to common shareholders was $261.9 million, or $2.13 per diluted share, compared with a net loss attributable to common shareholders of $274.8 million, or $3.65 per diluted share for the full year 2009.

2010 Dispositions and Capital Markets Review

•

In December, the Company entered into an agreement to sell its leasehold interest in the Paris Marriott Champs Elysees hotel for €26.5 million ($36.3 million). The Company also expects to receive an additional €13.2 million ($18.1 million) related to the release of an existing leasehold guarantee and other closing adjustments for total proceeds of €39.7 million (approximately $54.4 million). The transaction is subject to certain closing conditions and management can make no guarantee of closing. Net of lease expense, the property contributed $3.3 million to Comparable EBITDA and FFO in 2010 and was classified as held for sale in the fourth quarter and full year financial statements. The hotel also contributed approximately $0.4 million in incremental corporate G&A expense in 2010.

•

In December, the Company closed on the disposition of the InterContinental Prague for total consideration of approximately €106.1 million ($141.4 million), which represents the assignment of the property’s third party debt and the interest rate swap liability related to the third party indebtedness. In addition, approximately €2.0 million ($2.7 million) of restricted cash related to the property was released to the Company.

•

In June, the Company completed a cash tender offer to retire 100 percent of the aggregate principal amount of the $180 million, 3.50 percent Exchangeable Senior Notes due 2012 at par, plus accrued and unpaid interest.

•

In May, the Company closed on the sale of 75.9 million shares of common stock at a public offering price of $4.60 per share. Net proceeds to the Company, after deducting underwriting discounts and commissions and expenses related to the offering, were $331.8 million.

•

In May, the Company closed on a seven-year, $317.8 million, non-recourse cross-collateralized mortgage agreement secured by the Westin St. Francis and Fairmont Chicago hotels with a fixed interest rate of 6.09 percent.

Impairment Losses and Other Charges

Fourth quarter and full year 2010 results include impairment and other charges totaling $141.9 million. These charges include an impairment to the Fairmont Scottsdale Princess of $101.3 million and a $40.6 million impairment to the Company’s original investment in the Hotel del Coronado. These one-time, non-cash charges have been excluded from Comparable EBITDA, FFO and FFO per share metrics.

Subsequent Events

•

The Company signed a letter agreement to acquire the Four Seasons Jackson Hole and Four Seasons Silicon Valley from The Woodbridge Company Limited (Woodbridge) in exchange for 15.2 million shares of common stock at an agreed upon issuance price of $6.25 per share, or an implied valuation of $95.0 million. On a full year basis, the hotels are forecasted to earn a combined $8.6 million of EBITDA in 2011, representing an 11.0 times EBITDA multiple.

•	In addition, the Company signed an agreement to privately place and issue 8.0 million shares of common stock at $6.25 per share to Woodbridge resulting in total gross proceeds of $50.0 million.

•

The Company completed a recapitalization of the joint venture that owns the Hotel del Coronado. Under terms of the agreement, a new joint venture has been established between the Company, Blackstone Real Estate Advisors (Blackstone) and KSL Resorts. As part of the recapitalization, which valued the hotel at approximately $590 million, the Company invested approximately $57 million to retain a 34.3 percent ownership position in the joint venture and will remain as asset manager of the hotel. Blackstone is a 60 percent owner and general partner of the joint venture. A $425 million debt financing was originated by Deutsche Bank.

•

The Company amended its revolving credit facility to increase total borrowing capacity. Terms of the amendment include an increase of the advance rate from 45 percent to 55 percent of the borrowing base assets’ appraised values, a reduction in the debt service coverage ratio constant from 8 percent to 7 percent and a reduction of the debt service coverage ratio limit from 1.3 times to 1.2 times. In exchange, the Company agreed to reduce the total committed facility from $400 million to $350 million and reduce the maximum total leverage covenant from 80 percent to 70 percent. Pro forma for the amendment, the Company would have had availability on the revolving credit facility of approximately $320 million at year-end. The Company currently has $52 million outstanding on the credit facility.

•

The Company sold its 50 percent interest in BuyEfficient, an electronic purchasing platform, for $9.0 million. The Company originally made a 50 percent investment in the entity in December 2007 in partnership with Sunstone Hotel Investors, Inc.

•	The Company terminated $125 million of interest rate swaps for a total termination cost of $4.2 million.

2011 Guidance

For the full year 2011, the Company anticipates that Comparable EBITDA will be in the range of $135.0 million to $150.0 million and Comparable FFO in the range of ($0.02) and $0.07 per fully diluted share.

The Company’s 2011 guidance includes the following assumptions:

•

Same Store North American RevPAR and Total RevPAR growth in the range of 7.0 to 9.0 percent. Same Store operating metrics include North American hotels which are included in the Company’s consolidated financial results but exclude the Fairmont Scottsdale Princess;

•	Same Store North American gross operating profit margins between 31 percent and 32 percent and EBITDA margins between 21 percent and 22 percent;

•

Corporate G&A expenses in the range of $21.0 to $23.0 million, excluding any expense from the Company’s Value Creation Plan. The midpoint of the range is approximately flat with 2010 corporate expenses, excluding VCP expense, and a 27 percent reduction from the 2007 peak;

•

For guidance purposes only, the Fairmont Scottsdale Princess is assumed to contribute zero to Comparable EBITDA and FFO beyond the maturity of the property’s debt financing in September. The property is forecasted to contribute $7.1 million to Comparable EBITDA in the first eight months of 2011;

•	Disposition of the Paris Marriott Champs Elysees leasehold position to close at the end of the first quarter;

•

Acquisition of the Four Seasons Silicon Valley and Four Seasons Jackson Hole to close at the end of the first quarter. The two assets are expected to contribute $6.0 million to Comparable EBITDA and FFO in the last three quarters of 2011;

•

Issuance of 23.2 million shares of common equity in exchange for the Four Seasons Silicon Valley and Four Seasons Jackson Hole and $50 million in gross proceeds to be used to pay down outstanding indebtedness. Weighted average diluted shares outstanding for 2011 assumed to be approximately 170 million;

•	Consolidated interest expense in the range of $95 million to $100 million, including approximately $25 million of non-cash interest expense, primarily related to swap financing amortization costs;

•

Capital expenditures totaling approximately $69 million, including spending of $47 million from property furniture, fixtures and equipment (FF&E) reserves and an additional $22 million of owner-funded spending;

•	No additional planned acquisition, disposition or capital raising activity.

Portfolio Definitions

North American hotel comparisons for the fourth quarter and full year 2010 are derived from the Company’s hotel portfolio at December 31, 2010, consisting of properties in which operations are included in the consolidated results of the Company.

European hotel comparisons for the fourth quarter and full year 2010 are derived from the Company’s European owned and leased hotel properties at December 31, 2010, consisting of the Marriott London Grosvenor Square and the Marriott Hamburg. The InterContinental Prague, which was sold in the fourth quarter of 2010, and Paris Marriott Champs Elysees, which is currently under contract for sale, are excluded from the European portfolio comparisons.

Earnings Call

The Company will conduct its fourth quarter and full-year 2010 conference call for investors and other interested parties on Thursday, February 24, 2011 at 10:00 a.m. Eastern Time (ET). Interested individuals are invited to listen to the call by telephone at 888-713-4205 (toll international: 617-213-4862) with pass code 23050644. To participate on the web cast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=176522&eventID=3689615 15 minutes before the call to download the necessary software. For those unable to listen to the call live, a taped rebroadcast will be available beginning at 1:00 p.m. ET on February 24, 2011, through 11:59 p.m. ET on March 3, 2011. To access the replay, dial 888-286-8010 (toll international: 617-801-6888) and request replay pin number 40124729. A replay of the call will also be available on the Internet at http://www.strategichotels.com or http://www.earnings.com for 30 days after the call.

The Company also produces supplemental financial data that includes detailed information regarding its operating results. This supplemental data is considered an integral part of this earnings release. These materials are available on the Strategic Hotels & Resorts’ website at www.strategichotels.com within the fourth quarter information section.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The Company currently has ownership interests in 16 properties with an aggregate of 7,630 rooms. For a list of current properties and for further information, please visit the Company’s website at http://www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding our future financial results, stabilization in the lodging space, positive trends in the lodging industry and our continued focus on improving profitability. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: failure to reach agreement with Woodbridge on all business terms and the failure to execute definitive agreements; failure to complete and close on transactions in light of due diligence findings or the failure of closing conditions to be satisfied; ability to obtain, refinance or restructure debt or comply with covenants contained in our debt facilities demand for hotel rooms in our current and proposed market areas; availability of capital; ability to obtain, refinance or restructure debt or comply with covenants contained in our debt facilities; rising interest rates and operating costs; rising insurance premiums; cash available for capital expenditures; competition; economic conditions generally and in the real estate market specifically, including deterioration of economic conditions and the extent of its effect on business and leisure travel and the lodging industry; ability to dispose of existing properties in a manner consistent with our disposition strategy; risks related to natural disasters; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The following tables reconcile projected 2011 net loss attributable to common shareholders to projected Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share (in millions, except per share data):

	Low Range	High Range
Net Loss Attributable to Common Shareholders	($126.5)	($111.6)
Depreciation and Amortization	125.0	125.0
Interest Expense	96.3	96.3
Income Taxes	3.3	3.3
Non-Controlling Interests	(0.6)	(0.5)
Adjustments from Consolidated Affiliates	(8.0)	(8.0)
Adjustments from Unconsolidated Affiliates	16.2	16.2
Preferred Shareholder Dividends	30.9	30.9
Realized Portion of Deferred Gain on Sale Leasebacks	(1.6)	(1.6)

Comparable EBITDA	$135.0	$150.0

	Low Range	High Range
Net Loss Attributable to Common Shareholders	($126.5)	($111.6)
Depreciation and Amortization	123.8	123.8
Realized Portion of Deferred Gain on Sale Leasebacks	(1.6)	(1.6)
Deferred Tax on Realized Portion of Deferred Gain	0.4	0.4
Non-Controlling Interests	(0.6)	(0.5)
Adjustments from Consolidated Affiliates	(5.2)	(5.2)
Adjustments from Unconsolidated Affiliates	7.1	7.1

Comparable FFO	($2.6)	$12.4
Comparable FFO per Diluted Share	($0.02)	$0.07

Note: No estimate for gain/loss on sale of assets related to asset dispositions. Paris Marriott Champs Elysees results will be classified as discontinued operations in the 2011 financial statements which have not been separately broken out in the above reconciliations.

The following tables reconcile projected second quarter through fourth quarter and full year 2011 net income attributable to common shareholders to projected Comparable EBITDA and Comparable FFO for the Four Seasons Jackson Hole and Four Seasons Silicon Valley (in millions):

	Q2 – Q4	Full Year
Net Income Attributable to Common Shareholders	$3.4	$5.2
Depreciation and Amortization	2.6	3.4

Comparable EBITDA	$6.0	$8.6

	Q2 – Q4	Full Year
Net Income Attributable to Common Shareholders	$3.4	$5.2
Depreciation and Amortization	2.6	3.4

Comparable FFO	$6.0	$8.6

Note: Depreciation and amortization has been estimated based on a preliminary purchase price allocation. Any change in allocation will affect the amount of depreciation and amortization expense.

The following tables reconcile projected 2011 net loss attributable to common shareholders to projected Comparable EBITDA and Comparable FFO for the Fairmont Scottsdale Princess for the period between January 1st and August 31st (in millions):

Jan - Aug
Net Loss Attributable to Common Shareholders	($9.2)
Depreciation and Amortization	15.0
Interest Expense	1.3

Comparable EBITDA	$7.1

Jan - Aug
Net Loss Attributable to Common Shareholders	($9.2)
Depreciation and Amortization	15.0

Comparable FFO	$5.8

Note: Interest expense estimate based on the current forward LIBOR curve. The property level debt financing currently has a blended interest rate of LIBOR plus 56 basis points and is scheduled to mature on September 9th.

Strategic Hotels & Resorts, Inc. and Subsidiaries (SHR)

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Revenues:
Rooms	$93,885	$87,077	$362,559	$343,891
Food and beverage	66,339	59,412	238,762	216,982
Other hotel operating revenue	22,696	22,439	79,981	89,525
Lease revenue	1,608	1,345	4,991	4,858

Total revenues	184,528	170,273	686,293	655,256

Operating Costs and Expenses:
Rooms	27,204	25,379	105,142	100,642
Food and beverage	47,241	42,920	171,279	160,252
Other departmental expenses	53,467	50,375	199,336	193,699
Management fees	6,093	5,897	22,911	23,386
Other hotel expenses	8,733	13,893	48,781	52,385
Lease expense	1,170	1,255	4,566	4,752
Depreciation and amortization	32,406	34,379	130,601	130,955
Impairment losses and other charges	141,858	49,526	141,858	99,740
Corporate expenses	12,594	4,294	34,692	23,910

Total operating costs and expenses	330,766	227,918	859,166	789,721

Operating loss	(146,238)	(57,645)	(172,873)	(134,465)

Interest expense	(17,797)	(23,255)	(86,285)	(93,929)
Interest income	61	109	430	640
Loss on early extinguishment of debt	—	—	(925)	(883)
Loss on early termination of derivative financial instruments	—	—	(18,263)	—
Equity in earnings (losses) of joint ventures	10,125	(426)	13,025	1,718
Foreign currency exchange loss	(16)	(40)	(1,410)	(896)
Other income (expenses), net	99	(305)	2,398	(137)

Loss before income taxes and discontinued operations	(153,766)	(81,562)	(263,903)	(227,952)
Income tax expense	(1,112)	(1,881)	(1,408)	(3,344)

Loss from continuing operations	(154,878)	(83,443)	(265,311)	(231,296)
Income (loss) from discontinued operations, net of tax	28,037	17,745	34,511	(15,137)

Net loss	(126,841)	(65,698)	(230,800)	(246,433)
Net loss attributable to the noncontrolling interests in SHR’s operating partnership	808	832	1,687	3,129
Net (income) loss attributable to the noncontrolling interests in consolidated affiliates	(1,080)	403	(1,938)	(641)

Net loss attributable to SHR	(127,113)	(64,463)	(231,051)	(243,945)
Preferred shareholder dividends	(7,722)	(7,722)	(30,886)	(30,886)

Net loss attributable to SHR common shareholders	$(134,835)	$(72,185)	$(261,937)	$(274,831)

Basic and Diluted Loss Per Share:
Loss from continuing operations attributable to SHR common shareholders	$(1.07)	$(1.19)	$(2.41)	$(3.45)
Income (loss) from discontinued operations attributable to SHR	0.18	0.23	0.28	(0.20)

Net loss attributable to SHR common shareholders	$(0.89)	$(0.96)	$(2.13)	$(3.65)

Weighted average common shares outstanding	151,663	75,426	122,933	75,267

Strategic Hotels & Resorts, Inc. and Subsidiaries (SHR)

Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2010	December 31, 2009
Assets
Investment in hotel properties, net	$1,835,451	$2,162,584
Goodwill	40,359	75,758
Intangible assets, net of accumulated amortization of $6,536 and $4,400	32,620	34,046
Assets held for sale	45,145	—
Investment in joint ventures	18,024	46,745
Cash and cash equivalents	78,842	116,310
Restricted cash and cash equivalents	34,618	22,829
Accounts receivable, net of allowance for doubtful accounts of $1,922 and $2,657	35,250	54,524
Deferred financing costs, net of accumulated amortization of $15,756 and $12,543	3,322	11,225
Deferred tax assets	4,121	34,244
Other assets	34,564	39,878

Total assets	$2,162,316	$2,598,143

Liabilities, Noncontrolling Interests and Equity
Liabilities:
Mortgages payable	$1,118,281	$1,300,745
Exchangeable senior notes, net of discount	—	169,452
Bank credit facility	28,000	178,000
Liabilities of assets held for sale	93,206	—
Accounts payable and accrued expenses	266,773	236,269
Deferred tax liabilities	1,732	16,940
Deferred gain on sale of hotels	3,930	101,852

Total liabilities	1,511,922	2,003,258
Noncontrolling interests in SHR’s operating partnership	5,050	2,717
Equity:
SHR’s shareholders’ equity:
8.50% Series A Cumulative Redeemable Preferred Stock ($0.01 par value; 4,488,750 shares issued and outstanding; liquidation preference $25.00 per share and $131,296 in the aggregate)	108,206	108,206
8.25% Series B Cumulative Redeemable Preferred Stock ($0.01 par value; 4,600,000 shares issued and outstanding; liquidation preference $25.00 per share and $133,975 in the aggregate)	110,775	110,775
8.25% Series C Cumulative Redeemable Preferred Stock ($0.01 par value; 5,750,000 shares issued and outstanding; liquidation preference $25.00 per share and $167,469 in the aggregate)	138,940	138,940
Common shares ($0.01 par value; 250,000,000 common shares authorized; 151,305,314 and 75,253,252 common shares issued and outstanding)	1,513	752
Additional paid-in capital	1,553,286	1,233,856
Accumulated deficit	(1,185,294)	(954,208)
Accumulated other comprehensive loss	(107,164)	(69,341)

Total SHR’s shareholders’ equity	620,262	568,980
Noncontrolling interests in consolidated affiliates	25,082	23,188

Total equity	645,344	592,168

Total liabilities, noncontrolling interests and equity	$2,162,316	$2,598,143

Strategic Hotels & Resorts, Inc. and Subsidiaries (SHR)

FINANCIAL HIGHLIGHTS

Supplemental Financial Data

(in thousands, except per share information)

	December 31, 2010
	Pro Rata Share	Consolidated
Capitalization
Common shares outstanding	151,305	151,305
Operating partnership units outstanding	955	955
Restricted stock units outstanding	1,166	1,166

Combined shares, options and units outstanding	153,426	153,426
Common stock price at end of period	$5.29	$5.29

Common equity capitalization	$811,624	$811,624
Preferred equity capitalization (at $25.00 face value)	370,236	370,236
Consolidated debt	1,146,281	1,146,281
Pro rata share of unconsolidated debt	265,950	—
Pro rata share of consolidated debt	(107,065)	—
Cash and cash equivalents	(78,842)	(78,842)

Total enterprise value	$2,408,184	$2,249,299

Net Debt / Total Enterprise Value	50.9%	47.4%
Preferred Equity / Total Enterprise Value	15.4%	16.5%
Common Equity / Total Enterprise Value	33.7%	36.1%

Strategic Hotels & Resorts, Inc. and Subsidiaries (SHR)

Discontinued Operations

The results of operations of hotels sold or held for sale are classified as discontinued operations and segregated in the consolidated statements of operations for all periods presented. On December 23, 2010, we entered into an agreement to sell our leasehold interest in the Paris Marriott Champs Elysees hotel for an estimated €26,500,000. We also expect to receive an additional €13,200,000 related to the release of an existing leasehold guarantee and other closing adjustments for total proceeds of €39,700,000. No earnest money has been deposited by the buyer, and the sale, subject to certain closing contingencies, is scheduled to close before April 30, 2011. The following hotels were sold during 2010 and 2009 (in thousands):

Hotel	Date Sold	Net Sales Proceeds
InterContinental Prague	December 15, 2010	$3,564
Renaissance Paris Hotel Le Parc Trocadero	December 21, 2009	$50,275
Four Seasons Mexico City	October 29, 2009	$52,156

The following is a summary of income (loss) from discontinued operations, net of tax for the three months and years ended December 31, 2010 and 2009 (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Hotel operating revenues	$16,896	$25,213	$68,883	$100,435

Operating costs and expenses	14,858	18,175	55,252	79,719
Depreciation and amortization	567	2,205	5,980	13,307
Impairment losses and other charges	—	269	—	31,064

Total operating costs and expenses	15,425	20,649	61,232	124,090

Operating income (loss)	1,471	4,564	7,651	(23,655)

Interest expense	(1,990)	(2,138)	(9,706)	(8,592)
Interest income	13	(82)	32	101
Loss on early extinguishment of debt	(95)	—	(95)	—
Foreign currency exchange (loss) gain	(98)	(1,710)	7,392	(1,141)
Other expenses, net	—	(554)	—	(554)
Income tax benefit (expense)	260	(499)	(476)	540
Gain on sale	28,476	18,164	29,713	18,164

Income (loss) from discontinued operations, net of tax	$28,037	$17,745	$34,511	$(15,137)

Strategic Hotels & Resorts, Inc. and Subsidiaries (SHR)

Investment in the Hotel del Coronado

(in thousands)

On January 9, 2006, we purchased a 45% interest in the joint venture that owns the Hotel del Coronado(a). We account for this investment using the equity method of accounting.

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Total revenues (100%)	$27,932	$19,676	$122,099	$116,297
Property EBITDA (100%)	$5,629	$5,767	$36,500	$37,988

Equity in earnings (losses) of joint venture (SHR 45% ownership)
Property EBITDA	$2,533	$2,595	$16,425	$17,095
Depreciation and amortization	(1,891)	(1,973)	(7,894)	(7,736)
Interest expense	(2,003)	(1,874)	(7,714)	(7,799)
Gain on extinguishment of debt (b)	11,025	—	11,025	—
Other expenses, net	(32)	(120)	(195)	(353)
Income taxes	392	469	503	(82)

Equity in earnings (losses) of joint venture	$10,024	$(903)	$12,150	$1,125

Comparable EBITDA Contribution from investment in Hotel del Coronado
Equity in earnings (losses) of joint venture	$10,024	$(903)	$12,150	$1,125
Depreciation and amortization	1,891	1,973	7,894	7,736
Interest expense	2,003	1,874	7,714	7,799
Gain on extinguishment of debt (b)	(11,025)	—	(11,025)	—
Income taxes	(392)	(469)	(503)	82

Comparable EBITDA Contribution from investment in Hotel del Coronado	$2,501	$2,475	$16,230	$16,742

Comparable FFO Contribution from investment in Hotel del Coronado
Equity in earnings (losses) of joint venture	$10,024	$(903)	$12,150	$1,125
Depreciation and amortization	1,891	1,973	7,894	7,736
Gain on extinguishment of debt (b)	(11,025)	—	(11,025)	—

Comparable FFO Contribution from investment in Hotel del Coronado	$890	$1,070	$9,019	$8,861

Debt	Interest Rate	Spread over LIBOR	Loan Amount	Maturity
CMBS Mortgage and Mezzanine	2.34%	208 bp	$572,500	January 2011
Revolving Credit Facility	2.76%	250 bp	18,500	January 2011

			591,000

Cash and cash equivalents			(10,720)

Net Debt			$580,280

Cap	Effective Date	LIBOR Cap Rate	Notional Amount	Maturity
CMBS Mortgage and Mezzanine Loan and Revolving Credit Facility Cap	January 2010	2.0%	$630,000	January 2011

(a)	On February 4, 2011, we completed a recapitalization of the joint venture that owns the Hotel del Coronado. As part of the recapitalization, a new joint venture was formed to own the Hotel del Coronado and to invest cash in the asset. Pursuant to the terms of the recapitalization, we became a limited partner in the new joint venture, and our ownership interest in the Hotel del Coronado decreased from 45% to 34.3%. In connection with the recapitalization, the new joint venture secured $425,000,000 of five-year debt financing at a rate of LIBOR plus 480 basis points, subject to a 1% LIBOR floor. Additionally, the new joint venture purchased a two-year, 2% LIBOR cap, which was required by the loan.
(b)	In December 2010, a $37,500,000 mezzanine layer of the Hotel del Coronado’s debt structure was settled for a discounted pay-off of $13,000,000, which resulted in a gain on the extinguishment of debt of $24,500,000. We recorded our 45% share of the gain equal to $11,025,000.

Strategic Hotels & Resorts, Inc. and Subsidiaries (SHR)

Leasehold Information

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Paris Marriott Champs Elysees (a):
Property EBITDA	$3,753	$4,368	$19,611	$17,739
Revenue (b)	$3,753	$4,368	$19,611	$17,739

Lease Expense	(2,978)	(3,236)	(11,893)	(12,219)
Less: Deferred Gain on Sale Leaseback	(1,144)	(1,237)	(4,465)	(4,685)

Adjusted Lease Expense	(4,122)	(4,473)	(16,358)	(16,904)

EBITDA Contribution from Leasehold	$(369)	$(105)	$3,253	$835

Marriott Hamburg:
Property EBITDA	$1,681	$1,567	$6,051	$5,847
Revenue (b)	$1,608	$1,345	$4,991	$4,858

Lease Expense	(1,170)	(1,255)	(4,566)	(4,752)
Less: Deferred Gain on Sale Leaseback	(53)	(58)	(207)	(217)

Adjusted Lease Expense	(1,223)	(1,313)	(4,773)	(4,969)

EBITDA Contribution from Leasehold	$385	$32	$218	$(111)

Total Leaseholds:
Property EBITDA	$5,434	$5,935	$25,662	$23,586
Revenue (b)	$5,361	$5,713	$24,602	$22,597

Lease Expense	(4,148)	(4,491)	(16,459)	(16,971)
Less: Deferred Gain on Sale Leaseback	(1,197)	(1,295)	(4,672)	(4,902)

Adjusted Lease Expense	(5,345)	(5,786)	(21,131)	(21,873)

EBITDA Contribution from Leaseholds	$16	$(73)	$3,471	$724

	December 31, 2010	December 31, 2009
Security Deposits (c):
Paris Marriott Champs Elysees	$14,459	$10,720
Marriott Hamburg	2,540	7,158

Total	$16,999	$17,878

(a)	On December 23, 2010, we entered into an agreement to sell our leasehold interest in the Paris Marriott Champs Elysees. No earnest money has been deposited by the buyer, and the sale, subject to certain closing contingencies, is scheduled to close before April 30, 2011. The results of operations for the Paris Marriott have been classified as discontinued operations for all periods presented.
(b)	For the three months and years ended December 31, 2010 and 2009, Revenue for the Paris Marriott Champs Elysees represents Property EBITDA. For the three months and years ended December 31, 2010 and 2009, Revenue for the Marriott Hamburg represents lease revenue.
(c)	The security deposits are recorded in other assets on the consolidated balance sheets.

Strategic Hotels & Resorts, Inc. and Subsidiaries (SHR)

Non-GAAP Financial Measures

In addition to REIT hotel income, five other non-GAAP financial measures are presented for the Company that we believe are useful to management and investors as key measures of our operating performance: Funds from Operations (FFO); FFO - Fully Diluted; Comparable FFO; Earnings Before Interest Expense, Taxes, Depreciation and Amortization (EBITDA); and Comparable EBITDA. A reconciliation of these measures to net loss attributable to SHR common shareholders, the most directly comparable GAAP measure, is set forth in the following tables.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which adopted a definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. NAREIT defines FFO as net income (or loss) (computed in accordance with GAAP) excluding losses or gains from sales of depreciable property plus real estate-related depreciation and amortization, and after adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. We also present FFO - Fully Diluted, which is FFO plus income or loss on income attributable to convertible noncontrolling interests. We also present Comparable FFO, which is FFO - Fully Diluted excluding the impact of any gains or losses on early extinguishment of debt, impairment losses, foreign currency exchange gains or losses and other non-recurring charges. We believe that the presentation of FFO, FFO - Fully Diluted and Comparable FFO provides useful information to management and investors regarding our results of operations because they are measures of our ability to fund capital expenditures and expand our business. In addition, FFO is widely used in the real estate industry to measure operating performance without regard to items such as depreciation and amortization. We also present Comparable FFO per diluted share as a non-GAAP measure of our performance. We calculate Comparable FFO per diluted share for a given operating period as our Comparable FFO (as defined above) divided by the weighted average of fully diluted shares outstanding. Comparable FFO per diluted share, in accordance with NAREIT, is adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under share-based compensation plans, operating partnership units and exchangeable debt securities. No effect is shown for securities that are anti-dilutive.

EBITDA represents net loss attributable to SHR common shareholders excluding: (i) interest expense, (ii) income taxes, including deferred income tax benefits and expenses applicable to our foreign subsidiaries and income taxes applicable to sale of assets; and (iii) depreciation and amortization. EBITDA also excludes interest expense, income taxes and depreciation and amortization of our equity method investments. EBITDA is presented on a full participation basis, which means we have assumed conversion of all convertible noncontrolling interests of our operating partnership into our common stock and includes preferred dividends. We believe this treatment of noncontrolling interests provides more useful information for management and our investors and appropriately considers our current capital structure. We also present Comparable EBITDA, which eliminates the effect of realizing deferred gains on our sale leasebacks, as well as the effect of gains or losses on sales of assets, early extinguishment of debt, impairment losses, foreign currency exchange gains or losses and other non-recurring charges. We believe EBITDA and Comparable EBITDA are useful to management and investors in evaluating our operating performance because they provide management and investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe they help management and investors meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our asset base (primarily depreciation and amortization) from our operating results. Our management also uses EBITDA and Comparable EBITDA as measures in determining the value of acquisitions and dispositions.

We caution investors that amounts presented in accordance with our definitions of FFO, FFO - Fully Diluted, Comparable FFO, EBITDA, and Comparable EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. FFO, FFO - Fully Diluted, Comparable FFO, EBITDA, and Comparable EBITDA should not be considered as an alternative measure of our net loss or operating performance. FFO, FFO - Fully Diluted, Comparable FFO, EBITDA, and Comparable EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that FFO, FFO - Fully Diluted, Comparable FFO, EBITDA, and Comparable EBITDA can enhance your understanding of our financial condition and results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to comparable GAAP measures such as net loss attributable to SHR common shareholders. In addition, you should be aware that adverse economic and market conditions might negatively impact our cash flow. We have provided a quantitative reconciliation of FFO, FFO - Fully Diluted, Comparable FFO, EBITDA, and Comparable EBITDA to the most directly comparable GAAP financial performance measure, which is net loss attributable to SHR common shareholders.

Strategic Hotels & Resorts, Inc. and Subsidiaries (SHR)

Reconciliation of Net Loss Attributable to SHR Common Shareholders to EBITDA and Comparable EBITDA

(in thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net loss attributable to SHR common shareholders	$(134,835)	$(72,185)	$(261,937)	$(274,831)
Depreciation and amortization - continuing operations	32,406	34,379	130,601	130,955
Depreciation and amortization - discontinued operations	567	2,205	5,980	13,307
Interest expense - continuing operations	17,797	23,255	86,285	93,929
Interest expense - discontinued operations	1,990	2,138	9,706	8,592
Income taxes - continuing operations	1,112	1,881	1,408	3,344
Income taxes - discontinued operations	(260)	499	476	(540)
Noncontrolling interests	(808)	(832)	(1,687)	(3,129)
Adjustments from consolidated affiliates	(2,013)	(2,647)	(7,609)	(9,460)
Adjustments from unconsolidated affiliates	3,673	3,498	15,563	15,934
Preferred shareholder dividends	7,722	7,722	30,886	30,886

EBITDA	(72,649)	(87)	9,672	8,987
Realized portion of deferred gain on sale leaseback - continuing operations	(53)	(58)	(207)	(217)
Realized portion of deferred gain on sale leaseback - discontinued operations	(1,144)	(1,237)	(4,465)	(4,685)
Loss on sale of assets - continuing operations	—	472	—	477
Gain on sale of assets - discontinued operations	(28,476)	(18,164)	(29,713)	(18,164)
Impairment losses and other charges - continuing operations	141,858	49,526	141,858	99,740
Impairment losses and other charges - discontinued operations	—	269	—	31,064
Impairment losses and other charges - adjustments from consolidated affiliates	—	—	—	(169)
Loss on early extinguishment of debt - continuing operations	—	—	925	883
Loss on early extinguishment of debt - discontinued operations	95	—	95	—
Loss on early termination of derivative financial instruments	—	—	18,263	—
Gain on extinguishment of debt of unconsolidated affiliate	(11,025)	—	(11,025)	—
Foreign currency exchange loss - continuing operations (a)	16	40	1,410	896
Foreign currency exchange loss (gain) - discontinued operations (a)	98	1,710	(7,392)	1,141

Comparable EBITDA	$28,720	$32,471	$119,421	$119,953

(a)	Foreign currency exchange gains or losses applicable to third-party and inter-company debt and certain balance sheet items held by foreign subsidiaries.

Strategic Hotels & Resorts, Inc. and Subsidiaries (SHR)

Reconciliation of Net Loss Attributable to SHR Common Shareholders to

Funds From Operations (FFO), FFO - Fully Diluted and Comparable FFO

(in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net loss attributable to SHR common shareholders	$(134,835)	$(72,185)	$(261,937)	$(274,831)
Depreciation and amortization - continuing operations	32,406	34,379	130,601	130,955
Depreciation and amortization - discontinued operations	567	2,205	5,980	13,307
Corporate depreciation	(303)	(304)	(1,217)	(1,217)
Loss on sale of assets - continuing operations	—	472	—	477
Gain on sale of assets - discontinued operations	(28,476)	(18,164)	(29,713)	(18,164)
Realized portion of deferred gain on sale leaseback - continuing operations	(53)	(58)	(207)	(217)
Realized portion of deferred gain on sale leaseback - discontinued operations	(1,144)	(1,237)	(4,465)	(4,685)
Deferred tax expense on realized portion of deferred gain on sale leasebacks	357	386	1,393	1,462
Noncontrolling interests adjustments	(222)	(488)	(1,159)	(1,928)
Adjustments from consolidated affiliates	(1,335)	(1,971)	(5,979)	(7,619)
Adjustments from unconsolidated affiliates	1,874	2,005	7,973	7,864

FFO	(131,164)	(54,960)	(158,730)	(154,596)
Convertible noncontrolling interests	(586)	(344)	(528)	(1,201)

FFO - Fully Diluted	(131,750)	(55,304)	(159,258)	(155,797)
Impairment losses and other charges - continuing operations	141,858	49,526	141,858	99,740
Impairment losses and other charges - discontinued operations	—	269	—	31,064
Impairment losses and other charges - adjustments from consolidated affiliates	—	—	—	(169)
Non-cash mark to market of interest rate swaps - continuing operations	(535)	—	9,014	—
Non-cash mark to market of interest rate swaps - discontinued operations	(204)	—	25	—
Loss on early extinguishment of debt - continuing operations	—	—	925	883
Loss on early extinguishment of debt - discontinued operations	95	—	95	—
Loss on early termination of derivative financial instruments	—	—	18,263	—
Gain on extinguishment of debt of unconsolidated affiliate	(11,025)	—	(11,025)	—
Foreign currency exchange loss - continuing operations (a)	16	40	1,410	896
Foreign currency exchange loss (gain), net of tax - discontinued operations (a)	95	1,731	(7,421)	596

Comparable FFO	$(1,450)	$(3,738)	$(6,114)	$(22,787)

Comparable FFO per diluted share	$(0.01)	$(0.05)	$(0.05)	$(0.30)

Weighted average diluted shares	151,663	75,426	122,933	75,267

(a)	Foreign currency exchange gains or losses applicable to third-party and inter-company debt and certain balance sheet items held by foreign subsidiaries.

Strategic Hotels & Resorts, Inc. and Subsidiaries (SHR)

Debt Summary

(dollars in thousands)

Debt	Interest Rate	Spread (a)	Loan Amount	Maturity (b)
Fairmont Scottsdale	0.82%	56 bp	$180,000	September 2011
InterContinental Chicago	1.32%	106 bp	121,000	October 2011
InterContinental Miami	0.99%	73 bp	90,000	October 2011
Bank credit facility	4.01%	375 bp	28,000	March 2012
Loews Santa Monica Beach Hotel	0.89%	63 bp	118,250	March 2012
Ritz-Carlton Half Moon Bay	0.93%	67 bp	76,500	March 2012
Hyatt Regency La Jolla	1.26%	100 bp	97,500	September 2012
Marriott London Grosvenor Square (c)	1.86%	110 bp (c)	117,281	October 2013
Westin St. Francis	6.09%	Fixed	220,000	June 2017
Fairmont Chicago	6.09%	Fixed	97,750	June 2017

			$1,146,281

(a)	Spread over LIBOR (0.26% at December 31, 2010).
(b)	Includes extension options, including the conditional one-year extension option on the bank credit facility.
(c)	Principal balance of £75,190,000 at December 31, 2010. Spread over three-month GBP LIBOR (0.76% at December 31, 2010).

Domestic and European Interest Rate Swaps

Swap Effective Date	Fixed Pay Rate Against LIBOR	Notional Amount	Maturity
March 2009 (d)	1.22%	$50,000	August 2011
February 2010 (d)	4.59%	75,000	April 2012
February 2010	4.84%	100,000	July 2012
February 2010	5.50%	75,000	June 2013
February 2010	5.42%	50,000	August 2013
February 2010	4.90%	100,000	September 2014
February 2010	4.96%	100,000	December 2014
April 2010	5.42%	75,000	April 2015
December 2010	5.23%	100,000	December 2015

	4.81%	$725,000

(d)	These interest rate swaps were terminated on February 11, 2011.

	Fixed Pay Rate Against GBP LIBOR			Notional Amount	Maturity
Swap Effective Date	Current	Future
October 2007	3.22%	5.72	% (e)	£75,190	October 2013

(e)	The fixed pay rate against GBP LIBOR increases in January 2011 through maturity.

Forward-Starting Interest Rate Swaps

Swap Effective Date	Fixed Pay Rate Against LIBOR	Notional Amount	Maturity
February 2011	5.27%	$100,000	February 2016

At December 31, 2010, future scheduled debt principal payments (including extension options) are as follows:

Years ending December 31,	Amount
2011	$394,213
2012	331,860
2013	119,778
2014	9,482
2015	10,075
Thereafter	280,873

$1,146,281

Percent of fixed rate debt including U.S. and European swaps	~ 100.0%
Weighted average interest rate including U.S. and European swaps (f)	5.71%
Weighted average maturity of fixed rate debt (debt with maturity of greater than one year)	4.27

(f)	Excludes the amortization of deferred financing costs and the amortization of the interest rate swap costs.